Exhibit 99.1

Investor Relations:	Anjali Aggarwal
Media Relations:	Jonathan Freedman
(617) 747-3300
ir@amg.com
pr@amg.com

AMG Appoints Tracy A. Atkinson to its Board of Directors

▶	New independent Director will enhance diversity of expertise on AMG’s Board of Directors

▶	With the addition of Ms. Atkinson, 43% of AMG’s independent Directors are female

WEST PALM BEACH, FL, August 3, 2020 – Affiliated Managers Group, Inc. (NYSE: AMG), a global asset management company, today announced the appointment of Tracy A. Atkinson to its Board of Directors, effective immediately.

Ms. Atkinson retired from State Street Corporation in March 2020, having held a series of leadership roles during her 12 years with the company. She joined State Street in 2008 as an Executive Vice President and held several roles during her tenure, including Chief Compliance Officer, Treasurer, and most recently Chief Administrative Officer. Prior to joining State Street Corporation in 2008, Ms. Atkinson served in various leadership positions at MFS Investment Management from 2004 to 2008, most recently as Senior Vice President, Treasurer and Chief Financial Officer – mutual funds, and as a Partner at PricewaterhouseCoopers from 1999 to 2004, having joined the firm in 1988. She currently serves on the boards of directors of the United States Steel Corporation and Raytheon Technologies, and previously served on the board of Raytheon Company from 2014 until the closing of the merger between Raytheon Company and United Technologies Corporation.

“We are delighted to welcome Tracy to AMG’s Board,” said Jay C. Horgen, President and Chief Executive Officer of AMG. “Tracy brings significant leadership experience from her career in the asset management industry, as well as a track record of service on public company boards, and we look forward to her perspectives further enhancing the Board’s expertise.”

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s strategy is to generate long-term value by investing in leading independent active investment managers, through a proven partnership approach, and allocating resources across the Company’s unique opportunity set to the areas of highest growth and return. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. In addition, AMG provides centralized assistance to its Affiliates on strategy, marketing, distribution, and product development. As of June 30, 2020, AMG’s aggregate assets under management were approximately $638 billion across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.